Exhibit 107.1
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

SALESFORCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(a) (2)	62,397 (3)	$116.61	$7,276,115	$92.70 per $1,000,000	$675
Total Offering Amounts					$7,276,115		$675
Total Fee Offsets							0
Net Fee Due							$675
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Salesforce, Inc. (the “Registrant”) that become issuable under the Traction Sales and Marketing Inc. Equity Incentive Plan (the “Plan”), which was assumed by the Registrant in connection with the acquisition of Traction Sales and Marketing Inc.

(2)    Estimated in accordance with Rule 457(h) of the Securities Act based on $116.61, the weighted average exercise price per share of the outstanding options under the Plan.

(3)    Represents 62,397 shares of the Registrant’s Common Stock issuable in connection with stock options awarded under the Plan that were assumed by and converted into stock options of the Registrant on April 1, 2022, in connection with the Registrant’s acquisition of Traction Sales and Marketing Inc.